FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: January 20, 2009 NASDAQ Symbol: FBMI	Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
TREASURY’S APPROVAL FOR CPP

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced that the United States Treasury has preliminarily approved an investment of $33 million in preferred stock of Firstbank Corporation, under the provisions of the Treasury’s Capital Purchase Program (CPP), with terms more fully described below.

Mr. Sullivan stated, “As a community banking company with six affiliate banks, we at Firstbank Corporation are excited about the prospects that this access to capital provides, as it will facilitate expanded service to our customers and the communities we serve in Michigan. This is a time when economies at all levels – local, state, regional, and national – urgently need supportive, quality oriented, well-run banks. All of our banks exceeded the regulatory standards for being considered well-capitalized prior to the addition of capital from CPP. We plan to use this additional capital to further improve the capital levels of our banks so that they can continue to make prudent loans to customers, while serving customer and community needs for deposit and other banking services.

“In addition to availing ourselves of this source of capital, all of our banks have opted in to the FDIC’s Transaction Account Guarantee Program (TAGP) which provides unlimited FDIC guarantee of funds in non-interest bearing transaction accounts until December 31, 2009. Coverage under the Transaction Account Guarantee Program is in addition to, and separate from, the coverage available under the FDIC’s general deposit insurance rules, which now cover accounts up to $250,000. With our six separate banks each providing FDIC coverage, we have the ability to build coverage under the general deposit rules to a level of $1.5 million, or beyond, for the customers of our company. While we are a very safe, sound, and secure banking company, we feel that participating in these programs is the best way we can contribute to, and cooperate with, the federal government’s efforts to address the national and world-wide financial crisis. We also believe our shareholders’ long-term interests will be best served by our ability to prudently expand our position in our markets.”

The Treasury’s investment would be in a newly issued preferred stock carrying a 5% coupon for five years, and 9% thereafter. The Treasury would also receive warrants to purchase shares of Firstbank Corporation common stock in an amount and price to be determined at closing, such that the amount of stock subject to warrant would have a market value of 15% of the dollar amount of preferred stock. The warrants would expire in 10 years. Receipt of the funding is subject to execution of definitive agreements and satisfaction of closing conditions. The preferred shares are callable by Firstbank Corporation at par after three years. Firstbank Corporation may call them during the first three years, but only with the proceeds of newly-issued Tier 1 equity capital in an amount of at least 25% of the amount of the Treasury’s investment.

Firstbank Corporation plans to issue its fourth quarter, 2008, earnings announcement on January 29, 2009, and to announce its first quarter, 2009, cash dividend (payable in March) on February 24, 2009.

Firstbank Corporation, headquartered in Alma, Michigan, is a financial services company using a multi-bank-charter format with assets of $1.4 billion and 53 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.